Exhibit (b)(2)

BNP PARIBAS 16 Boulevard des Italiens 75009 Paris France	HSBC BANK PLC 8 Canada Square London E14 5HQ United Kingdom	UNICREDIT BANK AG Arabellastrasse 12 81925 Munich Germany

BANCO SANTANDER S.A. PARIS BRANCH 374, rue Saint-Honoré 75001 Paris France	ING Bank, a branch of ING-DiBa AG Hamburger Allee 1 60486 Frankfurt am Main Germany	SKANDINAVISKA ENSKILDA BANKEN AB (PUBL) FRANKFURT BRANCH Stephanstraße 14-16 60313 Frankfurt am Main Germany

CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK 12 Place des Etats-Unis, CS 70052, 92547 Montrouge Cedex, France

CONFIDENTIAL

March 11, 2019

Cottage Holdco B.V.

c/o JAB Cosmetics B.V.

Oosterdoksstraat 80

1011 DK Amsterdam, The Netherlands

Project Cottage

Amended and Restated Commitment Letter

Ladies and Gentlemen:

Reference is hereby made to the Commitment Letter, dated as of February 11, 2019 (the “Original Commitment Letter”) by and between you, BNP Paribas (“BNPP”), HSBC Bank plc (“HSBC”) and UniCredit Bank AG (“UniCredit”). The Original Commitment Letter is hereby amended and restated in its entirety as follows.

You have advised BNPP, HSBC, UniCredit, Banco Santander S.A. Paris Branch (“Santander”), ING Bank, a branch of ING-DiBa AG (“ING”), Skandinaviska Enskilda Banken AB (publ) Frankfurt Branch (“SEB”), and Credit Agricole Corporate and Investment Bank (“CACIB” and, together with BNPP, HSBC, UniCredit, Santander, ING, and SEB, the “Commitment Parties”, “we” or “us”) of the proposed transactions described in Exhibit A hereto. Capitalized terms used but not defined herein have the meanings assigned to them in the Exhibits attached hereto (in the event any such capitalized term is subject to multiple and differing definitions, the appropriate meaning thereof in this amended and restated commitment letter (together with the Exhibits attached hereto, this “Amended and Restated Commitment Letter”) shall be determined by reference to the context in which it is used).

1.	Commitments.

In connection with the Transactions, (i) BNPP is pleased to advise you of its commitment to provide (A) $275,000,000 of the aggregate principal amount of a senior secured term loan facility in an aggregate principal amount of $1,750,000,000 (the “Term Facility”) and (B) $25,000,000 of the aggregate principal amount of a senior secured revolving credit facility in an aggregate principal amount of $150,000,000 (the “Revolving Facility”), (ii) HSBC is pleased to advise you of its commitment to provide (A) $275,000,000 of the aggregate principal amount of the Term Facility and (B) $25,000,000 of the aggregate principal amount of the Revolving Facility, (iii) UniCredit is pleased to advise you of its commitment to provide (A) $275,000,000 of the aggregate principal amount of the Term Facility and (B) $25,000,000 of the aggregate principal amount of the Revolving Facility, (iv) Santander is pleased to advise you of its commitment to provide (A) $275,000,000 of the aggregate principal amount of the Term Facility and (B) $25,000,000 of the aggregate principal amount of the Revolving Facility, (v) ING is pleased to advise you of its commitment to provide (A) $275,000,000 of the aggregate principal amount of the Term Facility and (B) $25,000,000 of the aggregate principal amount of the Revolving Facility, (vi) SEB is pleased to advise you of its commitment to provide (A) $275,000,000 of the aggregate principal amount of the Term Facility and (B) $25,000,000 of the aggregate principal amount of the Revolving Facility, and (vii) CACIB is pleased to advise you of its commitment to provide $100,000,000 of the aggregate principal amount of the Term Facility (each, an “Initial Lender” and collectively, the “Initial Lenders”), in each case, upon the terms set forth in this Amended and Restated Commitment Letter and subject solely to the conditions set forth in Section 6 of this Amended and Restated Commitment Letter and Exhibit C hereto. The commitments of the Initial Lenders hereunder are several and not joint. In addition, all obligations of the Commitment Parties hereunder are several and not joint and no Commitment Party shall be liable to you or any of your affiliates for any breach by any other Commitment Party of any obligation hereunder or for any other action or omission by any other Commitment Party hereunder or relating hereto.

2.	Titles and Roles.

It is agreed that (a) BNPP (or an affiliate selected by it to act on its behalf), HSBC (or an affiliate selected by it to act on its behalf) and UniCredit (or an affiliate selected by it to act on its behalf) will act as joint lead arrangers (in such capacity, each a “Lead Arranger” and collectively, the “Lead Arrangers”) and as joint bookrunners and joint syndication agents for each of the Facilities, (b) HSBC (or an affiliate selected by it in consultation with you) will act as administrative agent (in such capacity, the “Administrative Agent”) for each of the Facilities, (c) Santander (or an affiliate selected by it to act on its behalf), ING (or an affiliate selected by it to act on its behalf) and SEB (or an affiliate selected by it to act on its behalf) will act as Mandated Lead Arrangers for each of the Facilities, and (d) CACIB (or an affiliate selected by it to act on its behalf) will act as Co-Lead Arranger. No other agents, co-agents, arrangers, joint bookrunners, joint syndication agents or managers will be appointed, no other titles will be awarded and no compensation (other than that expressly contemplated by this Amended and Restated Commitment Letter and the Fee Letter (as defined below)) will be paid to any Lender in order to obtain its commitment in respect of the Facilities unless you and the Commitment Parties shall so agree. For purposes of this Amended and Restated Commitment Letter, “business day” means any day, other than a Saturday, Sunday and any day which is a legal holiday under the laws of England or the State of New York or is a day on which banking institutions located in London, England or the State of New York are authorized or required by law or other governmental action to close.

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3.	Syndication.

The Lead Arrangers reserve the right, after the Closing Date, to syndicate all or a portion of the Initial Lenders’ commitments hereunder to a group of banks, financial institutions and other institutional lenders identified by the Lead Arrangers (which in any event shall exclude Disqualified Lenders (as defined below)) in consultation with you and reasonably acceptable to you (your consent not to be unreasonably withheld, delayed or conditioned), including any relationship lenders designated by you in consultation with, and reasonably acceptable to, the Lead Arrangers (our consent not to be unreasonably withheld, delayed or conditioned) (together with the Initial Lenders, the “Lenders”); provided that, notwithstanding the Lead Arrangers’ right to syndicate the Facilities and receive commitments with respect thereto, (i) no Initial Lender shall be relieved, released or novated from its obligations hereunder (including its obligation to fund the Facilities on the Closing Date) in connection with any syndication, assignment or participation of the Facilities, including its commitments in respect thereof, until the initial funding of the Facilities has occurred on the Closing Date, (ii) no Initial Lender may assign or transfer all or any portion of its commitments hereunder until the initial funding of the Facilities has occurred on the Closing Date and (iii) unless you agree in writing, each Initial Lender shall retain exclusive control over all rights and obligations with respect to its commitments, including all rights with respect to consents, modifications, waivers and amendments, until the initial funding of the Facilities has occurred on the Closing Date. Notwithstanding the foregoing, the Lead Arrangers will not syndicate to (w) any person that would render the Loans to be subject to Regulation T or U of the Board of Governors of the Federal Reserve System, (x) those banks, financial institutions and other institutional lenders separately identified in writing by you to us prior to the date of the Original Commitment Letter (or affiliates of the foregoing to the extent such affiliates are reasonably identifiable on the basis of such affiliates’ names or designated in writing by you prior to the date of the Original Commitment Letter or from time to time after the date of the Original Commitment Letter), (y) competitors of you or any of your subsidiaries that are in the same or a similar line of business and that are designated in writing by you prior to the date of the Original Commitment Letter or from time to time after the Syndication Date (each such entity, a “Competitor”) or (z) affiliates of Competitors to the extent such affiliates are reasonably identifiable on the basis of such affiliates’ names or designated in writing by you from time to time and to the extent such affiliates are not bona fide debt funds or investment vehicles that are primarily engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of business (collectively, “Disqualified Lenders”); provided that no written notice delivered after the date of the Original Commitment Letter shall apply retroactively to disqualify any person that has acquired an assignment or participation interest in the commitments or Loans prior to the delivery of such notice. Notwithstanding anything herein to the contrary, the Lead Arrangers shall not be permitted to syndicate (or attempt to syndicate) all or any portion of (x) the Facilities prior to the Closing Date or (y) the Revolving Facility (unless otherwise agreed by you).

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The Lead Arrangers may commence syndication efforts promptly upon (but not prior to) the Closing Date. Beginning on the Closing Date and until the date that is ninety (90) days after the Closing Date (the “Syndication Date”), you agree to use your commercially reasonable efforts to assist the Lead Arrangers in completing a timely syndication that is reasonably satisfactory to them and you. Such assistance shall include (a) your using commercially reasonable efforts to ensure that any syndication efforts benefit from your existing lending and investment banking relationships, (b) facilitating direct contact between your senior management, representatives and advisors and the proposed Lenders at reasonable times and locations to be mutually agreed, (c) your assistance in the preparation of a customary confidential information memorandum (a “Confidential Information Memorandum”) for the Facilities and other customary marketing materials to be used in connection with the syndication by promptly providing information and other customary materials reasonably requested by the Lead Arrangers in connection with such Confidential Information Memorandum and (d) the hosting by you, with the Lead Arrangers, of one meeting (and/or, if you and we shall agree, one or more conference calls in lieu of any such meeting) with prospective Lenders at times and locations mutually agreed upon. Until the Syndication Date, (a) you will ensure that there will not be any competing issues, offerings or placements of debt securities or commercial bank or other credit facilities of the Borrower being offered, placed or arranged that would reasonably be expected to materially impair the primary syndication of the Facilities without our written consent, not to be unreasonably withheld, conditioned or delayed, and (b) you agree to prepare and provide promptly to the Lead Arrangers all available customary information with respect to you and the Transactions, including all financial information and projections relating to you (including financial estimates, forecasts and other forward-looking information, the “Projections”), as the Lead Arrangers may reasonably request in connection with the structuring, arrangement and syndication of the Facilities. For the avoidance of doubt, you will not be required to provide any information (i) regarding the Company or any of its subsidiaries and (ii) to the extent that the provision thereof would violate any attorney-client privilege, law, rule or regulation, or any obligation of confidentiality from a third party binding you (so long as such confidentiality obligation was not entered into in contemplation of the Transactions) or any of your affiliates; provided that you shall use commercially reasonable efforts to obtain the relevant consents under such third party obligations of confidentiality to allow for the provision of such information to the extent reasonably requested by the Lead Arrangers. Notwithstanding anything to the contrary contained in this Amended and Restated Commitment Letter or the Fee Letter and without limiting your obligations to assist with syndication efforts as set forth herein, (x) none of the foregoing shall constitute a condition to the commitments hereunder or the funding of the Facilities on the Closing Date and (y) neither the commencement nor the completion of the syndication of the Facilities shall constitute a condition to the commitments hereunder or the funding of the Facilities on the Closing Date.

The Lead Arrangers will, in consultation with you, manage all aspects of any syndication, including decisions as to the selection of institutions to be approached (with your consent not to be unreasonably withheld, delayed or conditioned and, in any case, excluding Disqualified Lenders) and when they will be approached, when their commitments will be accepted, which institutions will participate (with your consent not to be unreasonably withheld, delayed or conditioned and, in any case, excluding Disqualified Lenders), the allocation of the commitments among the Lenders and the amount and distribution of fees among the Lenders.

4.	Information.

You hereby represent and warrant that (a) all written information concerning you and your subsidiaries that has been or will be made available to any of the Lead Arrangers or the Commitment Parties by you or any of your representatives on your behalf (such information, other than (i) the Projections and (ii) information of a general economic or general industry nature, the “Information”), taken as a whole and as supplemented as provided below, does not or will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made (after giving effect to all supplements thereto from time to time) and (b) the Projections that have been or will be made available to any Lead Arranger or any Commitment Party by you or any of your representatives on your behalf have been or will be prepared in good faith based upon assumptions that are believed by you to be reasonable at the time such Projections are furnished to the Commitment Parties; it being understood that such Projections are subject to significant uncertainties and contingencies, many of which are beyond your control, that no assurance can be given that any particular Projection will be realized, that actual results may differ significantly from the projected results and that such differences may be material. You agree that, if at any time prior to the Syndication Date, you become aware that any of the representations and warranties in the preceding sentence would be incorrect in any material respect if the Information and Projections were being furnished, and such representations and warranties were being made, at such time, then you will use commercially reasonable efforts to promptly supplement the Information and the Projections from time to time so that such representations and warranties are correct in all material respects under those circumstances; provided that any such supplementation shall cure any breach of such representation. For the avoidance of doubt, the accuracy of the foregoing representations and warranties, in and of itself, shall not be a condition to the obligations of the Commitment Parties hereunder or the funding of the Facilities on the Closing Date. In arranging and syndicating the Facilities, each Lead Arranger will be entitled to use and rely on the Information and the Projections without responsibility for independent verification thereof. The Commitment Parties assume no responsibility for the accuracy or completeness of the Information or the Projections.

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You hereby acknowledge that in connection with the syndication of the Facilities (a) we will make available the Information and the Projections to the proposed syndicate of Lenders by posting on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public side” Lenders (i.e., Lenders that do not wish to receive material non-public information within the meaning of the United States federal and state securities laws with respect to you or your subsidiaries or the respective securities of any of the foregoing (“MNPI”)) (each, a “Public Lender”). At the request of any Lead Arranger, you agree to assist us in preparing an additional version of the Confidential Information Memorandum to be used by Public Lenders. The information to be included in the additional version of the Confidential Information Memorandum will consist exclusively of information and documentation that is either (x) publicly available or (y) not material with respect to you or your subsidiaries or your or their respective securities for purposes of United States federal and state securities laws. It is understood that in connection with your assistance described above, (a) customary authorization letters will be included in each Confidential Information Memorandum whereby you authorize the distribution of such Confidential Information Memorandum to prospective Lenders and represent to each Lead Arranger that the public-side version does not include MNPI (other than information about the Transactions or the Facilities) and the Confidential Information Memorandum will exculpate us and our affiliates and you, the Investors and your and their affiliates with respect to any liability related to the use or misuse of the contents of such Confidential Information Memorandum or any related marketing material by the recipients thereof; and (b) the public information shall include the following information except to the extent you notify us to the contrary in writing (including email) prior to the distribution of such information and provided that you shall have been given a reasonable opportunity to review such documents (and such public information is permitted to be made available to all prospective Lenders, including through a Platform designated “Public Lenders”): (i) drafts and final definitive documentation with respect to the Facilities, (ii) administrative materials prepared by the Commitment Parties for prospective Lenders (such as a lender meeting invitation, allocations and funding and closing memoranda) and (iii) term sheets and notification of changes in the terms of the Facilities. You agree that each document to be disseminated by any Lead Arranger to any Lender in connection with the syndication of the Facilities will, at the request of such Lead Arranger, be identified by you as either (A) “PUBLIC” (which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof) by which you shall be deemed to have authorized each Lead Arranger and the proposed Lenders to treat such information as not containing any MNPI (it being understood that you shall not otherwise be under any obligation to mark Information as “PUBLIC”) or (B) “PRIVATE”. Each of the Lead Arrangers hereby agrees that all information that is not specifically identified as “PUBLIC” (including the Projections) shall be treated as being suitable only for posting to private Lenders.

5.	Fees.

As consideration for the commitments of the Initial Lenders hereunder and the Lead Arrangers’ agreements to perform the services described herein, you agree to pay (or cause to be paid) the fees set forth in any fee letter dated the date of the Original Commitment Letter (to the extent not amended and restated on the date hereof) or the date hereof and delivered with the Original Commitment Letter or with this Amended and Restated Commitment Letter with respect to the Facilities (collectively, the “Fee Letter”). Once paid, such fees shall not be refundable under any circumstances, except as provided in the Fee Letter or otherwise expressly agreed in writing by you and the person entitled to such payment.

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6.	Conditions Precedent.

The commitments of the Initial Lenders hereunder and the Lead Arrangers’ agreements to perform the services described herein are subject only to the conditions set forth in Exhibit C hereto (collectively, the “Funding Conditions”); it being understood that there are no conditions (implied or otherwise) to the commitments hereunder (including compliance with the terms of this Amended and Restated Commitment Letter, the Fee Letter and the Facilities Documentation) other than the Funding Conditions (and upon satisfaction or waiver of the Funding Conditions, the initial funding under the Facilities shall occur).

Notwithstanding anything in this Amended and Restated Commitment Letter, the Fee Letter, the Facilities Documentation or any other letter agreement or other undertaking concerning the financing of the Transactions to the contrary, (i) the only representations and warranties the making of which shall be a condition to availability and funding of the Facilities on the Closing Date shall be the Specified Representations (as defined below) and (ii) the terms of the Facilities Documentation and the Closing Deliverables shall be in a form such that they do not impair availability of the Facilities on the Closing Date if the Funding Conditions are satisfied (it being understood that, to the extent any Collateral (other than to the extent that a lien on such Collateral may be perfected by the filing of a financing statement under the Uniform Commercial Code or by the execution and delivery of customary control agreements reasonably acceptable to the Administrative Agent) is not or cannot be provided or perfected on the Closing Date after your use of commercially reasonable efforts to do so or without undue burden or expense, the delivery, provision and/or perfection of such Collateral shall not constitute a condition precedent to the availability of the Facilities on the Closing Date, but will instead be required to be delivered, provided and/or perfected pursuant to arrangements to be mutually agreed by the Administrative Agent and the Borrower, in each case, acting reasonably within thirty (30) days (or such longer period as the Administrative Agent may reasonably agree) after the Closing Date). For purposes hereof, “Specified Representations” means the representations and warranties of the Borrower as set forth in the Facilities Documentation relating to: corporate or other organizational existence; organizational power and authority (only as to execution, delivery and performance of the Facilities Documentation); the due authorization, execution, delivery and enforceability of the Facilities Documentation; solvency as of the Closing Date of the Borrower (with solvency to be defined in a manner consistent with the solvency certificate to be delivered in the form set forth in Annex 1 attached to Exhibit C hereto); no conflicts of Facilities Documentation with charter documents; Federal Reserve margin regulations; the Investment Company Act; the use of proceeds not violating FCPA, OFAC and any other applicable anti-terrorism/anti-corruption or anti-money laundering laws and sanctions; the Patriot Act; and the creation, validity and perfection of security interests in the Collateral (subject to permitted liens as set forth in the Facilities Documentation and the limitations set forth in the preceding sentence and the Term Sheet). This paragraph shall be referred to herein as the “Certain Funds Provision”.

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7.	Indemnification; Expenses.

You agree (a) to indemnify and hold harmless each of the Commitment Parties, their respective affiliates and controlling persons and the respective officers, directors, partners, trustees, employees, advisors, shareholders, agents and representatives of each of the foregoing and their successors and permitted assigns (each, an “Indemnified Person”) from and against any and all losses, claims, damages, liabilities and reasonable and documented out-of-pocket expenses, joint or several, to which any such Indemnified Person may become subject arising out of, resulting from or in connection with this Amended and Restated Commitment Letter, the Fee Letter, the Transactions, the Facilities or the use of proceeds thereof, or any claim, dispute, litigation, investigation or proceeding (“Action”) relating to any of the foregoing, regardless of whether any such Indemnified Person is a party thereto, whether or not such Action is brought by you, your equity holders, affiliates, creditors or any other person, and to reimburse each Indemnified Person promptly after receipt of a written request therefor (together with reasonable backup documentation) for any reasonable and documented legal out-of-pocket expenses (limited to one outside counsel for all Indemnified Persons taken as a whole and, if necessary, specialist counsel and a single local counsel for all Indemnified Persons taken as a whole in each relevant jurisdiction and, solely in the case of an actual or perceived conflict of interest, one additional counsel in each relevant jurisdiction to the affected Indemnified Persons similarly situated taken as a whole) and other reasonable and documented out-of-pocket expenses incurred in connection with investigating, defending or participating in any of the foregoing (including, without limitation, in connection with the enforcement of the indemnification obligations hereunder); provided that the foregoing indemnity will not, as to any Indemnified Person, apply to losses, claims, damages, liabilities or expenses (i) to the extent resulting from the willful misconduct, bad faith or gross negligence of such Indemnified Person or any Related Indemnified Person (as defined below) of such Indemnified Person, (ii) to the extent resulting from a material breach of the obligations of such Indemnified Person or any Related Indemnified Person of such Indemnified Person under this Amended and Restated Commitment Letter or the Fee Letter (in the case of each of preceding clauses (i) and (ii), as determined by a court of competent jurisdiction in a final and non-appealable judgment) or (iii) to the extent resulting from any dispute not involving an act or omission by you or any of your affiliates and solely among Indemnified Persons other than any claims against any Commitment Party solely in its capacity or in fulfilling its role as an Administrative Agent or arranger or any similar role under the Facilities, and (b) to reimburse the Commitment Parties on or after the Closing Date (to the extent an invoice therefor (together with any supporting documentation reasonably requested by you) is received by the Invoice Date) or, if invoiced after the Invoice Date (or, if the Closing Date shall not have occurred, upon termination or expiration of this Amended and Restated Commitment Letter), within thirty (30) days following receipt of the relevant invoice (together with supporting documentation), for all reasonable and documented out-of-pocket expenses (including but not limited to expenses of the Commitment Parties’ due diligence investigation, syndication expenses, travel expenses and, in the case of legal expenses, limited to reasonable fees, disbursements and other charges of one primary counsel to the Commitment Parties identified in the Term Sheet and, if necessary (in the reasonable opinion of the Commitment Parties), of specialist counsel and a single local counsel to the Commitment Parties taken as a whole in each relevant material jurisdiction and, solely in the case of an actual or perceived conflict of interest, one additional counsel, special counsel and/or local counsel, as applicable, in each relevant jurisdiction to the affected Indemnified Person similarly situated taken as a whole (such legal fees, the “Legal Fees”)), in each case incurred in connection with the Facilities and the preparation and enforcement of this Amended and Restated Commitment Letter, the Fee Letter, the Facilities Documentation and any security arrangements in connection therewith (collectively, the “Expenses”); provided that you shall not be required to reimburse any of the Expenses (other than the Legal Fees) in the event the Closing Date does not occur. Each Indemnified Person shall promptly notify you upon receipt of written notice of any claim or threat to institute a claim unless such Indemnified Person is prohibited by applicable law, rule or regulation from so informing you; provided that any failure by any Indemnified Person to give such notice shall not relieve you from the obligation to indemnify such Indemnified Person. Notwithstanding any other provision of this Amended and Restated Commitment Letter, (i) no Indemnified Person or any other party hereto shall be responsible or liable for any damages resulting from the use by others of information or other materials obtained through electronic, telecommunications or other information transmission systems, except to the extent such damages are found in a final non-appealable judgment of a court of competent jurisdiction to have resulted from the willful misconduct, bad faith or gross negligence of such Indemnified Person or any Related Indemnified Person of such Indemnified Person or such other party hereto, and (ii) neither (x) any Indemnified Person, nor (y) you (or any of your affiliates) shall be liable for any indirect, special, punitive or consequential damages (in the case of this clause (y), other than in respect of any such losses, claims, damages, liabilities or expenses paid or required to be paid by an Indemnified Person to a third party (including another Indemnified Person) for which such Indemnified Person is otherwise entitled to indemnification pursuant to this Section 7) in connection with this Amended and Restated Commitment Letter, the Fee Letter, the Facilities, the Transactions (including the Facilities and the use of proceeds thereunder), or with respect to any activities related to the Facilities. You shall not be liable for any settlement of any Action effected without your prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed), but if settled with your written consent or if there is a final judgment against an Indemnified Person in any such Action, you agree to indemnify and hold harmless each Indemnified Person from and against any and all losses, claims, damages, liabilities and expenses by reason of such settlement or judgment in accordance with this Section 7. You shall not, without the prior written consent of the affected Indemnified Person, effect any settlement of any pending or threatened Action against such Indemnified Person in respect of which indemnity could have been sought hereunder by such Indemnified Person unless such settlement (i) includes an unconditional release of such Indemnified Person, in form and substance reasonably satisfactory to such Indemnified Person, from all or any liability or claims that are the subject matter of such Action and (ii) does not include any statement as to any admission of fault, culpability, wrongdoing or failure to act of such Indemnified Person.

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For purposes hereof, a “Related Indemnified Person” of an Indemnified Person means (a) any controlling person or controlled affiliate of such Indemnified Person, (b) the respective directors, officers, or employees of such Indemnified Person or any of its controlling persons or controlled affiliates and (c) the respective agents or representatives of such Indemnified Person, in the case of this clause (c), acting on behalf of or at the instructions of such Indemnified Person; provided that each reference to a controlled affiliate in this sentence pertains to a controlled affiliate involved in the negotiation or syndication of this Amended and Restated Commitment Letter and the Facilities.

8.	Sharing Information; Absence of Fiduciary Relationship; Affiliate Activities.

You acknowledge that the Commitment Parties and their affiliates may be providing debt financing, equity capital or other services (including without limitation investment banking and financial advisory services, securities trading, hedging, financing and brokerage activities and financial planning and benefits counseling) to other companies in respect of which you and your affiliates may have conflicting interests. Subject to Section 12 hereof, we will not furnish confidential information obtained from you by virtue of the transactions contemplated by this Amended and Restated Commitment Letter or our other relationships with you to other companies. You also acknowledge that we do not have any obligation to use in connection with the transactions contemplated by this Amended and Restated Commitment Letter, or to furnish to you, confidential information obtained by us or any of our respective affiliates from other companies.

You further acknowledge and agree that the Commitment Parties will act under this Amended and Restated Commitment Letter as independent contractors and that (a) no fiduciary, advisory or agency relationship between you and the Commitment Parties is intended to be or has been created in respect of any of the transactions contemplated by this Amended and Restated Commitment Letter, irrespective of whether the Commitment Parties have advised or are advising you on other matters, (b) the Commitment Parties, on the one hand, and you, on the other hand, have an arm’s length business relationship that does not directly or indirectly give rise to, nor do you rely on, any fiduciary duty on the part of the Commitment Parties, you will not claim that the Commitment Parties or their affiliates have rendered advisory services in connection with the services provided pursuant to this Amended and Restated Commitment Letter, or owe a fiduciary duty to you or your affiliates, in connection with such transaction or the process leading thereto and you waive, to the fullest extent permitted by law, any claims you may have against us for breach of fiduciary duty or alleged breach of fiduciary duty in connection with the Transactions and agree that we will have no liability (whether direct or indirect) to you in respect of such a fiduciary duty claim or to any person asserting such a fiduciary duty claim on your behalf, including equity holders, employees or creditors, (c) you are capable of evaluating and understanding, and you understand and accept, the terms, risks and conditions of the transactions contemplated by this Amended and Restated Commitment Letter, (d) you have been advised that the Commitment Parties and their affiliates are engaged in a broad range of transactions that may involve interests that differ from, or may conflict with, your and your affiliates’ interests and that the Commitment Parties have no obligation to disclose such interests and transactions to you or your affiliates, (e) you have consulted your own legal, accounting, regulatory and tax advisors to the extent you have deemed appropriate and neither the Commitment Parties nor their affiliates have provided you with any such advice regarding such matters and (f) each Commitment Party has been, is and will be acting solely as a principal and, except as otherwise expressly agreed in writing by the relevant parties, has not been, is not and will not be acting as an advisor, agent or fiduciary for you, any of your affiliates or any other person or entity in connection with the transactions contemplated by this Amended and Restated Commitment Letter. In addition, the Commitment Parties may employ the services of their respective affiliates in providing certain services hereunder and may exchange with such affiliates in connection therewith information concerning you and the Company, and such affiliates shall be entitled to the benefits afforded to, but subject to the obligations of, the Commitment Parties under this Amended and Restated Commitment Letter.

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You further acknowledge that each Commitment Party and its affiliates is a full service securities firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, each Commitment Party and its affiliates may provide investment banking and other financial services to, and/or acquire, hold or sell, for its own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of, you, the Company and your and its subsidiaries and other companies with which you, the Company or any of your and its respective subsidiaries may have commercial or other relationships. With respect to any securities and/or financial instruments so held by the Commitment Parties, their affiliates or any of their respective customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion.

9.	Assignments; Amendments; Governing Law, Etc.

This Amended and Restated Commitment Letter, the commitments hereunder and the Fee Letter shall not be assignable by any party hereto without the prior written consent of each other party hereto (and any attempted assignment without such consent shall be null and void), are intended to be solely for the benefit of the parties hereto (and Indemnified Persons), do not and are not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto (and Indemnified Persons) and do not and are not intended to create a fiduciary relationship among the parties hereto. Subject to the limitations set forth in Section 3, any and all services to be provided by the Commitment Parties hereunder may be performed by or through any of their respective affiliates or branches, which affiliates shall be subject to the obligations of the Commitment Parties hereunder (but no Commitment Party shall be relieved of its obligations hereunder). This Amended and Restated Commitment Letter may not be amended or any provision hereof waived or modified except by an instrument in writing signed by the Commitment Parties and you. This Amended and Restated Commitment Letter may be executed in any number of counterparts, each of which shall be an original and all of which, when taken together, shall constitute one agreement. Delivery of an executed counterpart of a signature page of this Amended and Restated Commitment Letter by facsimile transmission or by “.pdf” or similar electronic transmission shall be effective as delivery of a manually executed counterpart hereof. Section headings used herein are for convenience of reference only, are not part of this Amended and Restated Commitment Letter and are not to affect the construction of, or to be taken into consideration in interpreting, this Amended and Restated Commitment Letter. This Amended and Restated Commitment Letter, together with the Fee Letter, supersedes all prior understandings, whether written or oral, among us with respect to the Facilities and sets forth the entire understanding of the parties hereto with respect thereto. THIS AMENDED AND RESTATED COMMITMENT LETTER, THE FEE LETTER OR THE PERFORMANCE OF SERVICES HEREUNDER OR THEREUNDER AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS AMENDED AND RESTATED COMMITMENT LETTER, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK; PROVIDED, THAT, NOTWITHSTANDING THE FOREGOING, IT IS UNDERSTOOD AND AGREED THAT (A) THE INTERPRETATION OF THE DEFINITION “MATERIAL ADVERSE EFFECT” (AND WHETHER OR NOT A MATERIAL ADVERSE EFFECT HAS OCCURRED) AND (B) THE DETERMINATION OF WHETHER THE TENDER OFFER HAS BEEN CONSUMMATED IN ACCORDANCE WITH THE TERMS OF THE OFFER DOCUMENTS AND, IN ANY CASE, CLAIMS OR DISPUTES ARISING OUT OF ANY SUCH INTERPRETATION OR DETERMINATION OR ANY ASPECT THEREOF, IN EACH CASE, SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS THEREOF.

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10.	WAIVER OF JURY TRIAL.

EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY OR ON BEHALF OF ANY PARTY RELATED TO OR ARISING OUT OF THIS AMENDED AND RESTATED COMMITMENT LETTER, THE FEE LETTER OR THE PERFORMANCE OF SERVICES HEREUNDER OR THEREUNDER.

11.	Jurisdiction.

Each of the parties hereto hereby irrevocably and unconditionally (a) submits, for itself and its property, to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in the Borough of Manhattan in the City of New York, and any appellate court from any court thereof, as to any action or proceeding arising out of or relating to this Amended and Restated Commitment Letter, the Fee Letter or the transactions contemplated hereby or thereby, or for recognition or enforcement of any judgment, and agrees that all claims in respect of any such action or proceeding shall be heard and determined in such New York State or, to the extent permitted by law, in such Federal court, (b) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Amended and Restated Commitment Letter, the Fee Letter or the transactions contemplated hereby or thereby in any court in which such venue may be laid in accordance with clause (a) of this sentence, (c) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court and (d) agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Service of any process, summons, notice or document by registered mail or overnight courier addressed to any of the Commitment Parties at the addresses set forth above shall be effective service of process against such Commitment Party for any suit, action or proceeding brought in any such court.

12.	Confidentiality.

This Amended and Restated Commitment Letter is delivered to you on the understanding that none of this Amended and Restated Commitment Letter or the Fee Letter or their terms or substance shall be disclosed, directly or indirectly, to any other person or entity (including other lenders, underwriters, placement agents, advisors or any similar persons) except (a) to the Investors (or any prospective Investors) and their respective subsidiaries and to your and their respective officers, directors, employees, affiliates, members, partners, stockholders, attorneys, accountants, agents and advisors and on a confidential basis, (b) if the Commitment Parties consent in writing to any such proposed disclosure (such consent not to be unreasonably withheld or delayed) or (c) pursuant to the order of any court or administrative agency in any pending legal or administrative proceeding, or otherwise as required by applicable law, regulation, compulsory legal process or as requested by a governmental authority (in which case you agree to inform us promptly thereof to the extent lawfully permitted to do so); provided that (i) you may disclose the aggregate amount of fees and expenses under the Fee Letter as part of generic disclosure regarding sources and uses (but without disclosing any specific fees, flex or other economic terms set forth therein) in connection with any syndication of the Facilities or other marketing efforts for debt to be used to finance the Transactions in any proxy statement or other public filing (including with the SEC or other applicable regulator) in connection with the Transactions, (ii) you may disclose the Term Sheet and the existence of this Amended and Restated Commitment Letter to any rating agency in connection with the Transactions, (iii) you may disclose this Amended and Restated Commitment Letter and/or the Fee Letter and/or the contents hereof or thereof to the extent necessary in connection with the exercise of any remedy or enforcement of any right under this Amended and Restated Commitment Letter, the Fee Letter and/or the Facilities Documentation; provided that you shall use commercially reasonable efforts only to disclose the contents of the Fee Letter in any such exercise of remedies or enforcement of rights pursuant to an appropriate confidentiality order, and (iv) you may disclose this Amended and Restated Commitment Letter and the contents hereof in any syndication of the Facilities or in any proxy statement or other public filing (including with the SEC or other applicable regulator) in connection with the Transactions. The foregoing restrictions shall cease to apply with respect to the existence and contents of this Amended and Restated Commitment Letter (but not in respect of the Fee Letter and its contents) two years following the date of the Original Commitment Letter.

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Each Commitment Party agrees that it will use all confidential information provided to it by or on behalf of you hereunder solely for the purpose of providing the services which are the subject of this Amended and Restated Commitment Letter and shall treat confidentially all such information; provided that nothing herein shall prevent a Commitment Party from disclosing any such information (a) pursuant to the order of any court or administrative agency or in any pending legal or administrative proceeding or otherwise as required by applicable law, regulation, compulsory legal process or as requested by a governmental authority (in which case such Commitment Party (except in connection with any order or request as part of any routine audit or examination conducted by bank accountants or any regulatory examination or audit) agrees to inform you promptly thereof to the extent practicable and to the extent lawfully permitted to do so), (b) upon the request or demand of any regulatory authority having jurisdiction over such Commitment Party (in which case such Commitment Party agrees to inform you promptly thereof prior to such disclosure, unless such Commitment Party is prohibited by applicable law, rule or regulation from so informing you, or except in connection with any request as part of any audit or regulatory examination), (c) to the extent that such information becomes publicly available other than by reason of disclosure by such Commitment Party or any of its Representatives (as defined below) in violation of this paragraph, (d) to the extent that such information is received by such Commitment Party from a third party that is not to such Commitment Party’s knowledge subject to confidentiality obligations to you or the Company or your or its respective affiliates, (e) to the extent that such information is independently developed by such Commitment Party, so long as not based on information obtained in a manner that would otherwise violate this provision, (f) to such Commitment Party’s affiliates, joint venture lending partners and its and their respective officers, directors, employees, attorneys, accountants, agents and advisors (collectively, “Representatives”) who need to know such information solely in connection with the Transactions and are informed of the confidential nature of such information and their obligation to keep information of this type confidential, (g) to prospective Lenders, participants or assignees (other than Disqualified Lenders) or any potential counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower or any subsidiary of the Borrower or any of their respective obligations, in each case who agree to be bound by the terms of this paragraph (or language substantially similar to this paragraph), (h) subject to your prior approval of the information to be disclosed, to rating agencies in connection with obtaining a rating contemplated by this Amended and Restated Commitment Letter and/or the Facilities Documentation, as applicable, on a confidential basis, (i) to the extent necessary in connection with the exercise of any remedy or enforcement of any right under this Amended and Restated Commitment Letter, the Fee Letter and/or the Facilities Documentation, (j) to market data collectors and similar service providers to the lending industry, limited solely to economic and structural terms of the Facilities, (k) for purposes of establishing any “due diligence” defense and (l) to the extent you have consented to such disclosure in writing; provided, further, that (i) the disclosure of any such information to any Lenders or prospective Lenders or participants or assignees or prospective participants or assignees referred to above shall be made subject to the acknowledgement and acceptance by such Lender or prospective Lender or assignee or participant or prospective assignee or participant that such information is being disseminated on a confidential basis (on substantially the terms set forth in this paragraph or as is otherwise reasonably acceptable to you and the Lead Arrangers, including, without limitation, as agreed in any marketing materials for the Facilities) in accordance with the standard syndication processes of the Lead Arrangers or customary market standards for dissemination of such type of information, which shall in any event require “click through” or other affirmative action on the part of the recipient to access such confidential information and acknowledge its confidentiality obligations in respect thereof and (ii) no disclosure shall be made to any Disqualified Lender. Each Commitment Party shall be principally liable to the extent any confidentiality restrictions set forth herein are violated by one or more of its Representatives. Each Commitment Party’s obligations under this paragraph shall automatically terminate and be superseded by the confidentiality provisions in the definitive documentation relating to the Facilities upon the execution and delivery of the definitive documentation therefor and in any event shall terminate two years from the Acceptance Date. It is understood and agreed that no Commitment Party may advertise or promote its role in arranging or providing any portion of the Facilities (including in any newspaper or other periodical, on any website or similar place for dissemination of information on the internet, as part of a “case study” incorporated into promotional materials, in the form of a “tombstone” advertisement or otherwise) without the prior written consent of the Borrower (which consent may be withheld in the Borrower’s sole and absolute discretion).

13.	Surviving Provisions.

The indemnification, confidentiality, fees (including alternate transaction fees), assignment, syndication, information (as applicable), absence of agency or fiduciary duty, survival, jurisdiction, service of process, venue, governing law and waiver of jury trial provisions contained herein and in the Fee Letter shall remain in full force and effect regardless of whether definitive financing documentation shall be executed and delivered and notwithstanding the termination or expiration of this Amended and Restated Commitment Letter or the Initial Lenders’ commitments hereunder and the Lead Arrangers’ agreements to provide the services described herein; provided that your obligations under this Amended and Restated Commitment Letter, other than those relating to confidentiality, information (as applicable) and to the syndication of the Facilities, shall automatically terminate and be superseded by the definitive documentation relating to the Facilities (to the extent covered thereby) upon the initial funding under the Facilities, and you shall be released from all liability in connection therewith at such time (it being understood that your obligations under this Amended and Restated Commitment Letter relating to confidentiality, information (as applicable) and syndication of the Facilities shall survive the execution and delivery of such definitive documentation). You may terminate this Amended and Restated Commitment Letter and/or the Initial Lenders’ commitments (on a pro rata basis amongst the Initial Lenders) with respect to the Facilities (or a portion thereof) hereunder at any time subject to the provisions of the preceding sentence.

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14.	PATRIOT ACT Notification.

We hereby notify you that pursuant to the requirements of the USA Patriot Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “Patriot Act”), each Commitment Party and each Lender is required to obtain, verify and record information that identifies the Borrower, which information includes the name, address, tax identification number and other information regarding such entity that will allow such Commitment Party or such Lender to identify such entity in accordance with the Patriot Act. This notice is given in accordance with the requirements of the Patriot Act and is effective as to the Commitment Parties and each Lender.

15.	Acceptance and Termination.

If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms of this Amended and Restated Commitment Letter and of the Fee Letter by returning to the Lead Arrangers executed counterparts hereof and of the Fee Letter (the date of such acceptance, the “Acceptance Date”) not later than 11:59 p.m., New York City time, on March 11, 2019. Each Commitment Party’s respective commitments hereunder and agreements contained herein will expire at such time in the event that the Lead Arrangers have not received such executed counterparts in accordance with the immediately preceding sentence. This Amended and Restated Commitment Letter and the commitments and undertakings of the Commitment Parties hereunder shall automatically terminate on the earliest to occur of (a) receipt by the Commitment Parties of written notice of termination from you, (b) the consummation of the purchase of the Acquired Shares pursuant to the Tender Offer (including the funding of the Facilities to be made on such date in connection therewith), (c) the termination of the Tender Offer by you (or with your written consent), and (d) 11:59 p.m., New York City time, on November 11, 2019 if the Tender Offer has not expired in accordance with the terms of the Offer Documents at or prior to such time, unless the closing of the Facilities has been consummated on or before such date on the terms and subject to the conditions set forth in this Amended and Restated Commitment Letter, in each case, unless we shall, in our sole discretion, agree in writing (including by email) to an extension; provided that the termination of any commitment pursuant to this sentence does not prejudice our or your rights and remedies in respect of any breach of this Amended and Restated Commitment Letter or the Fee Letter.

Each of the parties hereto agrees that each of this Amended and Restated Commitment Letter and the Fee Letter, if accepted by you as provided above, is a binding and enforceable agreement with respect to the subject matter contained herein, including an agreement to negotiate in good faith the Facilities Documentation by the parties hereto in a manner consistent with this Amended and Restated Commitment Letter, it being acknowledged and agreed that the commitments provided hereunder are subject solely to the Funding Conditions; provided that nothing contained in this Amended and Restated Commitment Letter or the Fee Letter obligates you or any of your affiliates to consummate the Transactions or to draw upon all or any portion of the Facilities.

[Remainder of this page intentionally left blank]

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The Commitment Parties are pleased to have been given the opportunity to assist you in connection with the financing for the Transactions.

Very truly yours,

BNP PARIBAS

By	/s/ Nicolas Rabier
Name: Nicolas Rabier
Title: Managing Director

By	/s/ Pierre Semeria
Name: Pierre Semeria
Title: Managing Director Debt Markets EMEA

[Signature Page to Amended and Restated Commitment Letter]

HSBC BANK PLC

By	/s/ Bradley Wilson
Name: Bradley Wilson
Title: Director

[Signature Page to Amended and Restated Commitment Letter]

UniCredit Bank AG

By	/s/ Hauke Schinkel
Name: Hauke Schinkel
Title: MD

By	/s/ Andreas Hartung
Name: Andreas Hartung
Title: Director

[Signature Page to Amended and Restated Commitment Letter]

BANCO SANTANDER S.A. PARIS BRANCH

By	/s/ Mauricio Burgos Polanco
Name: Mauricio Burgos Polanco
Title: Executive Director

By	/s/ Ignacio Martin-Aragon
Name: Ignacio Martin-Aragon
Title: Vice President

[Signature Page to Amended and Restated Commitment Letter]

ING BANK, A BRANCH OF ING-DIBA AG

By	/s/ Michael Hofmann
Name: Michael Hofmann
Title: Director

By	/s/ W. Jansen
Name: W. Jansen
Title: Director

[Signature Page to Amended and Restated Commitment Letter]

SKANDINAVISKA ENSKILDA BANKEN AB (PUBL) FRANKFURT BRANCH

By	/s/ Alexander Schneider
Name: Alexander Schneider
Title: Head of Corporate Loan Origination and Financial Strategy

By	/s/ Philipp Jentzmik
Name: Philipp Jentzmik
Title: Head of Legal, LC&FI

[Signature Page to Amended and Restated Commitment Letter]

Credit Agricole Corporate and Investment Bank

By	/s/ Gregoire Gros
Name: Gregoire Gros
Title: Managing Director

By	/s/ Nicolas Granger
Name: Nicolas Granger
Title: Managing Director

[Signature Page to Amended and Restated Commitment Letter]

Accepted and agreed to as of the date first above written:

COTTAGE HOLDCO B.V.

By	/s/ Markus Hopmann
Name: Markus Hopmann
Title: Authorized Signatory

By	/s/ Joachim Creus
Name: Joachim Creus
Title: Authorized Signatory

[Signature Page to Amended and Restated Commitment Letter]

EXHIBIT A

Project Cottage

Transaction Description1

It is intended that:

(a) Cottage Holdco B.V., a private limited liability company organized under the laws of the Netherlands (the “Borrower”) intends to acquire up to 150,000,000 shares (the “Acquired Shares”) of Class A Common Stock, par value $0.01 per share (the “Company Shares”) of an entity previously identified to us and referred to as “Cadillac” (the “Company”) pursuant to a tender offer (the “Tender Offer”).  All material documents entered into by you or your subsidiaries in connection with the Tender Offer, such documents, including all exhibits thereto, as they may be amended, supplemented or otherwise modified from time to time, are collectively referred to herein as the “Offer Documents”. On the date of closing of the Tender Offer (the “Closing Date”), those shareholders of the Company tendering their Company Shares will receive the cash consideration per share set forth in the Offer Documents;

(b) (i) JAB Cosmetics B.V., a private limited liability company organized under the laws of the Netherlands (the “Jaguar Investor”) will contribute 300,908,041 Company Shares, directly or indirectly, to the Borrower and (ii) the Jaguar Investor and other investors (collectively, the “Investors”) may make cash contributions, directly or indirectly, to the Borrower, in each case, in the form of common equity or other equity, such other equity to be on terms reasonably satisfactory to the Lead Arrangers (collectively, the “Permitted Equity”; the transactions described in clauses (i) and (ii) are collectively referred to as the “Equity Contribution”); and

(c) the Borrower will obtain (A) $1,750,000,000 in aggregate principal amount of senior secured term loans and (B) $150,000,000 in commitments under a senior secured revolving credit facility, in each case, having the terms set forth in the Summary of Principal Terms and Conditions attached hereto as Exhibit B.

The transactions described above, together with the transactions related thereto (including the payment of fees, commissions and expenses in connection with the foregoing), are collectively referred to herein as the “Transactions”. This Exhibit A, the Summary of Principal Terms and Conditions attached hereto as Exhibit B and the Funding Conditions attached hereto as Exhibit C (including any Annexes thereto) are collectively referred to herein as the “Term Sheet”.

1 All capitalized terms used but not defined herein have the meanings given to them in the Amended and Restated Commitment Letter to which this Exhibit is attached, including the other Exhibits thereto. In the event any such capitalized term is subject to multiple and differing definitions, the appropriate meaning thereof in this Exhibit shall be determined by reference to the context in which it is used.

A-1

EXHIBIT B

Project Cottage

$1,750,000,000 Term Facility

$150,000,000 Revolving Facility

Summary of Principal Terms and Conditions2

PARTIES

Borrower:	Cottage Holdco B.V., a newly formed private limited liability company under Dutch law (besloten vennootschap met beperkte aansprakelijkheid), having its official seat in Amsterdam, the Netherlands, its office address at Oosterdoksstraat 80, Amsterdam, 1011 DK, the Netherlands and registered in the Dutch Commercial Register under number 73842826, that initially will be wholly-owned directly by JAB Cosmetics B.V. (the “Borrower”).

Administrative Agent:	HSBC will act as sole and exclusive administrative agent and collateral agent (in such capacity, the “Administrative Agent”) for a syndicate of banks, financial institutions and institutional lenders reasonably acceptable to the Borrower (excluding any Disqualified Lenders) (together with the Initial Lenders, the “Lenders”), and will perform the duties customarily associated with such role.

Joint Bookrunners, Joint Syndication Agents and Lead Arrangers:	BNPP, HSBC and UniCredit will act as joint lead arrangers (in such capacity, each a “Lead Arranger” and collectively, the “Lead Arrangers”) for the Facilities and as joint bookrunners and joint syndication agents for the Facilities, and will perform the duties customarily associated with such roles.

SENIOR SECURED FACILITIES

A.           Senior Secured Term Facility

Type and Amount:	A senior secured term loan facility in an aggregate principal amount of $1,750,000,000 (the “Term Facility”; the loans thereunder, the “Term Loans” and the Lenders in respect thereof, the “Term Facility Lenders”).

Maturity:	The Term Facility will mature on the date that is three (3) years after the Closing Date (the “Maturity Date”). The Term Facility will be repayable on the Maturity Date.

Availability:	The Term Facility will be available to the Borrower in U.S. Dollars on the Closing Date. Amounts borrowed under the Term Facility that are repaid or prepaid may not be re-borrowed.

Use of Proceeds:	The proceeds of the Term Facility will be used on the Closing Date to fund the purchase of the Acquired Shares pursuant to the Tender Offer, to pay fees, costs and expenses related to the Transactions.

2 All capitalized terms used but not defined herein have the meanings given to them in the Amended and Restated Commitment Letter to which this Exhibit is attached, including the other Exhibits thereto. In the event any such capitalized term is subject to multiple and differing definitions, the appropriate meaning thereof in this Exhibit shall be determined by reference to the context in which it is used.

B-1

EXHIBIT B

B.	Senior Secured Revolving Facility

Type and Amount:	A senior secured revolving credit facility (the “Revolving Facility” and, together with the Term Facility, the “Facilities”; the Lenders in respect of the Revolving Facility, the “Revolving Facility Lenders”) in an aggregate principal amount of $150,000,000 (the “Revolving Commitments”). The loans under the Revolving Facility are referred to as the “Revolving Loans” and, together with the Term Loans, the “Loans”.

Availability:

The Revolving Facility shall be available to the Borrower on a revolving basis during the period commencing on the Closing Date and ending on the earlier of (x) the date on which the Term Loans are paid in full and (y) the Maturity Date (the “Revolving Termination Date”).

Loans under the Revolving Facility will be available at any time prior to the Revolving Termination Date, in minimum principal amounts consistent with the Facilities Documentation Principles (as defined below). Amounts repaid under the Revolving Facility may be reborrowed.

Maturity:	The Revolving Termination Date.

Use of Proceeds:	The proceeds of the Revolving Loans may be used after the Closing Date, to pay future interest on the Loans and to fund operating and overhead costs and expenses.

CERTAIN PAYMENT AND OTHER PROVISIONS

Interest Rates and Fees:	As set forth on Annex I hereto.

Default Rate:	Any principal payable under or in respect of the Facilities not paid when due shall bear interest at the applicable interest rate plus 2.00% per annum. Other overdue amounts (including overdue interest) shall bear interest at the interest rate applicable to ABR loans plus 2.00% per annum.

Guarantees:	None.

Security:

Subject in all respects to the Certain Funds Provision, the obligations of the Borrower under the Facilities will be secured by, subject to certain permitted liens and customary exceptions, a first priority perfected security interest in substantially all of the present and after-acquired assets of the Borrower (collectively, the “Collateral”), including but not limited to: (a) a perfected pledge of all of the Company Shares owned by the Borrower, including the Acquired Shares acquired by the Borrower in the Tender Offer (the “Collateral Shares”) and (b) perfected security interests in substantially all other tangible and intangible assets of the Borrower.

The Borrower shall be required to maintain springing activation account control agreements with respect to all deposit and securities accounts held by the Borrower (with limited exceptions to be agreed) (the “Collateral Accounts”).

B-2

EXHIBIT B

LTV Ratio/Collateral Value:

As of any date of determination, the percentage determined by dividing (a) the then-outstanding principal amount of the Loans as of the date of determination plus accrued and unpaid interest and fees thereon minus the face amount of Eligible Cash Collateral (as defined below) consisting of cash and the fair market value, as reasonably determined by the Administrative Agent, of the amount of Eligible Cash Collateral consisting of cash equivalents on deposit in the Collateral Accounts by (b) the Collateral Value (as defined below) (such ratio, the “LTV Ratio”).

“Collateral Value” means, as of any date of determination, an amount equal to the product of the applicable Market Reference Price of the Collateral Shares for such date and the number of such Collateral Shares.

“Designated Exchange” means any of The New York Stock Exchange, The NASDAQ Global Select Market, The NASDAQ Global Market, or any successor to any of the foregoing.

“Eligible Cash Collateral” means cash and cash equivalents held in the Collateral Accounts (to be defined in a manner to be agreed.

“Exchange” means The New York Stock Exchange or its successor, or if the Collateral Shares are not listed for trading on such exchange, the Designated Exchange that is the primary trading market for the Collateral Shares.

“Exchange Day” means any day the applicable Designated Exchange is open for trading during its regular trading session.

“Market Reference Price” means, as of any date of determination, the closing sale price per share (or if no closing sale price is reported, the average of the last bid and ask prices or, if more than one in either case, the average of the average last bid and the average last ask prices as reasonably determined by the Administrative Agent) of the Collateral Shares on the Exchange as reported in composite transactions for the Exchange on (x) such date of determination, if such date of determination is an Exchange Day and the relevant determination is made following the close of trading on the Exchange on such Exchange Day and (y) otherwise, the immediately preceding day (or if such date is not an Exchange Day for the Exchange, the immediately preceding Exchange Day for the Exchange).

LTV Prepayment Mechanics:	If the LTV Ratio exceeds the LTV Threshold (as defined below) for three consecutive business days (such determination, an “LTV Event”), the Administrative Agent shall notify the Borrower in writing thereof (such notice, an “LTV Event Notice”) and the Borrower shall, no later than five business days after receipt of such notice, notify the Administrative Agent in writing of its election (such notice, an “LTV Election Notice”) to prepay the Term Loans (and, after the Term Loans are paid in full, to prepay the Revolving Loans and reduce the commitments in respect of the Revolving Facility) with the proceeds of (a) a new equity contribution received by the Borrower in the form of common equity or other Permitted Equity and/or (b) a sale of Collateral Shares, in a sufficient aggregate amount to cause the LTV Ratio as of the date of the LTV Election Notice to be equal to or less than the LTV Threshold after giving effect to such prepayment. The Borrower shall make such prepayment no later than ten business days after delivery of the LTV Election Notice. For the avoidance of doubt, the Administrative Agent may at any time after delivery of an LTV Event Notice deliver additional LTV Event Notices if an LTV Event would occur after the prepayment of the Term Loans set forth in the initial LTV Election Notice.

B-3

EXHIBIT B

LTV Threshold:	70% (the “LTV Threshold”)

Other Mandatory Prepayments:

The Loans shall be prepaid with the following:

(i)          100% of the net cash proceeds of sales of the Collateral Shares; and

(ii)         100% of the proceeds of dividends or other distributions to the Borrower from the Company, including proceeds of material asset sales made by the Company after all obligations under the Company’s Amended and Restated Credit Agreement, dated as of April 5, 2018, by and among Coty Inc., as parent borrower, Coty B.V., as borrower, JPMorgan Chase Bank, N.A., as administrative agent and collateral agent, and the other parties from time to time party thereto (as amended, restated, amended and restated, or otherwise modified, the “Existing Credit Agreement”), has been paid in full.

The proceeds of mandatory prepayments will initially be applied (x) first, to pay the outstanding Revolving Loans (without a corresponding reduction in commitments), (y) second, to accrued and unpaid interest on the Loans and (z) third, any remaining amounts will be used to prepay the principal on the Term Loans.

Notwithstanding the foregoing, so long as no event of default has occurred and is continuing, the Borrower may retain proceeds of dividends and other distributions described in clause (ii) above in an aggregate amount not to exceed $60,000,000 before any mandatory prepayment is required pursuant to such clause (ii).

Additionally, the Borrower shall prepay the Revolving Loans with 100% of the amount of Revolving Loans outstanding at any time that are in excess of the Revolving Commitments.

Voluntary Prepayments:

Voluntary prepayments of borrowings under the Facilities will be permitted at any time (subject to customary notice requirements), in minimum principal amounts consistent with the Facilities Documentation Principles and without premium or penalty, subject to reimbursement of the Lenders’ actual redeployment costs in the case of a prepayment of Adjusted LIBOR borrowings prior to the last day of the relevant interest period.

The Borrower may at any time terminate, or from time to time reduce, the commitments in respect of the Revolving Facility.

B-4

EXHIBIT B

Facilities Documentation:	The definitive documentation for the Facilities (the “Facilities Documentation”) shall initially be prepared by counsel to the Borrower and shall be consistent with this Term Sheet and shall contain only those conditions to borrowing, mandatory prepayments, representations, warranties, affirmative and negative covenants and events of default expressly set forth in this Term Sheet applicable to the Borrower and shall be negotiated in good faith to finalize the Facilities Documentation giving effect to the Certain Funds Provision (the “Facilities Documentation Principles”).

Representations and Warranties:	Limited to the following (to be applicable only to the Borrower): organization; existence, qualification and power; execution, enforceability and delivery of the Facilities Documentation; compliance with laws; authorization; no violation of or conflict with law, organizational documents or agreements; governmental authorization and other material third party consents; binding effect; litigation; ownership of Company Shares; taxes; ERISA compliance; subsidiaries; margin regulations; Investment Company Act; accuracy of disclosure as of the Closing Date (to be consistent with the “10b-5” representation set forth in the Amended and Restated Commitment Letter); solvency at closing; creation, validity, perfection and priority of security interests in the Collateral (subject to customary permitted liens and the Certain Funds Provision); FCPA, OFAC and other applicable anti-terrorism/anti-corruption or anti-money laundering laws and sanctions (to include customary German/E.U. anti-boycott carve out); any applicable E.U. or U.N. sanctions provisions; Patriot Act; COMI in the Netherlands; and no works council, subject, in the case of each of the foregoing representations and warranties, to qualifications and limitations for materiality consistent with the Facilities Documentation Principles and in all respects limited on the Closing Date to the Specified Representations.

Conditions Precedent to Initial Borrowing:	Subject to the Certain Funds Provision, the availability of the Facilities on the Closing Date will be subject solely to those conditions precedent set forth in Section 6 of the Amended and Restated Commitment Letter and in Exhibit C to the Amended and Restated Commitment Letter.

On-Going Revolving Facility Conditions Precedent:	The making of each Loan after the Closing Date under the Revolving Facility shall be conditioned solely upon (a) the accuracy in all material respects of all representations and warranties in the Facilities Documentation; provided that any representation and warranty that is qualified as to materiality shall be true and correct in all respects (after giving effect to such qualification therein), (b) there being no default or event of default in existence at the time of, or after giving effect to the making of, such extension of credit, and (c) delivery of a customary borrowing notice.

Affirmative Covenants:	Limited to the following (to be applicable only to the Borrower): delivery of quarterly and annual stand-alone financial statements of the Borrower; certificates; notices; payment of taxes; preservation of existence; compliance with laws (including OFAC, FCPA and other anti-terrorism/anti-corruption or anti-money laundering laws and sanctions (to include customary German/E.U. anti-boycott carve out)); books and records; inspection rights; covenant to give security; further assurances as to security; and use of proceeds, subject, in the case of each of the foregoing covenants, to exceptions and qualifications consistent with the Facilities Documentation Principles.

B-5

EXHIBIT B

Negative Covenants:

Consistent with the Facilities Documentation Principles and limited to the following (to be applicable only to the Borrower): limitations on the incurrence of debt; liens (including a negative pledge with respect to the Collateral Shares); fundamental changes; asset sales; investments (including acquisitions); lines of business; transactions with affiliates above an agreed-upon threshold; further negative pledges with respect to the Collateral securing the Facilities; limitations on dividends or distributions on, or redemptions of, the Borrower’s capital stock; changes in fiscal year; amendments to the Borrower’s organization documents in a way that is materially adverse to the Lenders; and no change of COMI, in the case of each of the foregoing covenants subject to the exceptions set forth below and other exceptions, qualifications and, as appropriate, baskets to be agreed upon consistent with the Facilities Documentation Principles.

The Facilities Documentation will contain exceptions to the covenants consistent with the Facilities Documentation Principles and will include, without limitation: (i) the ability to sell Company Shares if the net cash proceeds thereof are fully used to prepay the Term Loans and (ii) the ability to acquire additional Company Shares so long as the Borrower does not own more than 75% of the outstanding Company Shares in the aggregate.

Financial Covenants:	None.

Events of Default:

Limited to the following (to be applicable only to the Borrower): nonpayment of principal when due; nonpayment of interest, fees or other amounts after five (5) business days; material inaccuracy of a representation or warranty when made or deemed made; violation of a covenant (subject, in the case of affirmative covenants (other than use of proceeds, delivery of notice of default, maintenance of the Borrower’s legal existence and any prepayment of the Loans after an LTV Event), to a grace period of thirty (30) days following written notice from the Administrative Agent); cross acceleration to the Existing Credit Agreement; cross default to bankruptcy and payment defaults under the Existing Credit Agreement (with a thirty (30) day cure period); bankruptcy events or other insolvency events of the Borrower (with a customary grace period for involuntary events); ERISA events, subject to a material adverse effect; material unpaid, final judgments that are unstayed for a period of sixty (60) consecutive days; actual (or assertion by the Borrower in writing of the) invalidity of the Facilities Documentation, any material security document; de-listing of Company Shares from a Designated Exchange; and a “change of control” (which shall not include a “continuing director” test and will be defined in a mutually satisfactory manner consistent with the Facilities Documentation Principles).

The definition of “change of control” will require majority ownership of voting stock by the Permitted Holders (as defined below).

“Jaguar Entity” means each of JAB Holding Company S.à r.l. and JAB Consumer Fund SCA SICAR.

“Permitted Holders” will be defined in a manner consistent with the Identified Precedent and will include (a) the Jaguar Entities, any affiliates of the Jaguar Entities, any person organized by a Jaguar Entity, any existing co-investor in JAB Beech Inc. and other investors to be agreed (the “Specified Investors”), and (b) any person or entity with which the Specified Investors form a “group” (within the meaning of the federal securities laws), included in a manner and subject to conditions substantially consistent with the “change in control” definition in portfolio company credit agreements of the Jaguar Entities.

B-6

EXHIBIT B

Voting:

Amendments and waivers of the Facilities Documentation will require the consent of the Lenders (excluding Lenders who are Defaulting Lenders) holding more than 50% of the aggregate principal amount of commitments (whether used or unused) under the Revolving Facility (or, if the commitments have terminated, outstanding Revolving Loans) and the loans under the Term Facility (the “Required Lenders”), except that (i) the consent of each Lender directly adversely affected thereby (but not, for the avoidance of doubt, the consent of the Required Lenders) shall be required, unless otherwise expressly contemplated by the Facilities Documentation, with respect to (a) increases in the commitment of such Lender (it being understood that a waiver of any condition precedent or the waiver of any default or mandatory prepayment shall not constitute an increase of any commitment of any Lender), (b) reductions of principal, interest (other than a waiver of default interest) or fees (it being understood that any change in the definitions of any ratio used in the calculation of any rate of interest or fees (or the component definitions) shall not constitute a reduction in any rate of interest or fees), (c) extensions of final maturity or the scheduled due date of any principal, interest or fee payment and (d) changes in certain pro rata sharing and payment provisions and (ii) the consent of 100% of the Lenders will be required with respect to (a) releases of all or substantially all of the Collateral (other than in connection with permitted asset sales) and (b) changes in voting thresholds. Defaulting Lenders will be subject to the suspension of certain voting rights. The consent of the Administrative Agent shall be required with respect to amendments and waivers directly adversely affecting its rights or duties.

The Facilities Documentation will permit amendments thereof without the approval or consent of the Lenders to effect a permitted “repricing transaction” (i.e., a transaction in which any tranche of Loans is refinanced with a replacement tranche of loans, or is modified with the effect of, bearing a lower all-in-yield) other than any Lender holding Loans subject to such “repricing transaction” that will continue as a Lender in respect of the repriced tranche of Loans.

Non pro rata distributions and commitment reductions will be permitted in connection with loan buy back or similar programs.

In addition, if the Administrative Agent and the Borrower shall have jointly identified an obvious error or any error or omission of a technical nature in the Facilities Documentation, then the Administrative Agent and the Borrower shall be permitted to amend such provision without any further action or consent of any other party if the same is not objected to in writing by the Required Lenders to the Administrative Agent within five (5) business days following receipt of notice thereof.

B-7

EXHIBIT B

The Facilities Documentation will contain customary provisions allowing the Borrower to replace (i) a Lender in connection with amendments and waivers requiring the consent of all Lenders or of all Lenders directly adversely affected thereby (so long as the Required Lenders have approved the amendment or waiver and such Lender has not approved such amendment or waiver), and requests for increased costs, taxes, etc. and (ii) Defaulting Lenders.

Cost and Yield Protection:	The Facilities Documentation shall contain customary provisions, (a) protecting the Lenders against increased costs or loss of yield resulting from changes in reserve, tax, capital adequacy and other requirements of law and from the imposition of or changes in withholding or other taxes (it being understood that the Dodd Frank Wall Street Reform and Consumer Protection Act, Basel III, Capital Requirements Directive IV and all regulations, interpretations and directives thereunder shall be deemed to be a change in law); provided that requests for such additional payments shall be limited to circumstances in which the applicable Lender is imposing such charges on other similarly situated borrowers under comparable syndicated credit facilities, (b) indemnifying the Lenders for “breakage costs” incurred in connection with, among other things, any prepayment of LIBOR borrowings on a day prior to the last day of an interest period with respect thereto, it being understood that the gross-up obligations shall not apply to U.S. federal withholding taxes imposed pursuant to current Sections 1471 through 1474 of the Internal Revenue Code (or any amended or successor version that is substantively comparable thereto and not materially more onerous to comply with), and any regulations promulgated thereunder or guidance issued pursuant thereto and (c) otherwise consistent with the Facilities Documentation Principles.

Assignments and Participations:	The Lenders will be permitted to assign (other than to any Disqualified Lender (provided that the list of Disqualified Lenders (other than any “reasonably identifiable affiliate” (on the basis of such affiliate’s name) included in the definition of “Disqualified Lenders”) is permitted to be made available to any Lender who specifically requests a copy thereof) or any natural person) loans and commitments under the Revolving Facility with the consent of the Borrower (such consent not to be unreasonably withheld or delayed); provided that no consent of the Borrower shall be required (x) after the occurrence and during the continuance of a payment or bankruptcy event of default, (y) when a Revolving Loan (and related commitment) is assigned by a Revolving Facility Lender to one or more other Revolving Facility Lenders or (z) when a Revolving Loan (and related commitment) is assigned by a Revolving Facility Lender to any affiliate of such Revolving Facility Lender that is either (i) under the control of or (ii) controlling such Revolving Facility Lender after the Closing Date. All assignments of Revolving Loans (and related commitments) will also require the consent of the Administrative Agent. Each assignment under the Revolving Facility will be in an amount of an integral multiple of $5,000,000 or, if less, all of such Revolving Facility Lender’s remaining commitments under the Revolving Facility.

B-8

EXHIBIT B

The Term Facility Lenders will be permitted to assign (other than to any Disqualified Lender (provided that the list of Disqualified Lenders (other than any “reasonably identifiable affiliate” (on the basis of such affiliate’s name) included in the definition of “Disqualified Lenders”) is permitted to be made available to any Lender who specifically requests a copy thereof) or any natural person) Term Loans with the consent of the Borrower and the Administrative Agent (in each case, such consent not to be unreasonably withheld or delayed); provided that no consent of the Borrower shall be required (x) after the occurrence and during the continuance of a payment or bankruptcy event of default or (y) when a Term Loan is assigned to a Lender or an affiliate of a Lender or an Approved Fund (as defined below) of a Lender. The consent of the Borrower to any assignment shall be deemed to be given if the Borrower fails to respond to a request for such consent within ten (10) business days. Each assignment will be in an amount of an integral multiple of $1,000,000 or, if less, all of such Term Facility Lender’s remaining Term Loans.

The Lenders will be permitted to sell participations in Loans (other than to any Disqualified Lender (provided that the list of Disqualified Lenders (other than any “reasonably identifiable affiliate” (on the basis of such affiliate’s name) included in the definition of “Disqualified Lenders”) is permitted to be made available to any Lender who specifically requests a copy thereof)) without any consent being required, subject to customary limitations; provided that the Administrative Agent shall have no oversight or responsibility of any kind for ensuring that the Lenders do not participate Loans to Disqualified Lenders. Voting rights of participants shall be limited to matters in respect of (a) increases in commitments participated to such participants (it being understood that a waiver of any condition precedent or the waiver of any default or mandatory prepayment shall not constitute an increase of any commitment of any Lender), (b) reductions of principal, interest (other than a waiver of default interest) or fees (it being understood that any change in the definitions of any ratio used in the calculation of any rate of interest or fees (or the component definitions) shall not constitute a reduction in any rate of interest or fees), (c) extensions of final maturity or the due date of any interest or fee payment, (d) releases of all or substantially all of the Collateral, and (e) changes in voting threshold of the foregoing clauses (a) through (d), in each case, with respect to which the affirmative vote of the Lender from which it purchased a participation would be required.

Upon any assignment by a Lender without the Borrower’s consent to an entity that is a Disqualified Lender as of the date of such assignment or any assignment by a Lender to the extent the Borrower’s consent is required under the terms of the Facilities Documentation for such assignment and such consent is not given or deemed given, the Borrower shall be entitled to seek any remedies available to the Borrower at law. The Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Lenders. Without limiting the generality of the foregoing, the Administrative Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or participant or prospective Lender or participant is a Disqualified Lender or (y) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information, to any Disqualified Lender.

B-9

EXHIBIT B

The Facilities Documentation shall provide that Term Loans may be purchased by and assigned to any affiliates (collectively, “Affiliated Lenders”) of the Borrower (other than natural persons) on a non-pro rata basis through (a) open market purchases and/or (b) Dutch auctions open to all Term Facility Lenders on a pro rata basis in accordance with customary procedures; provided that (i) commitments and loans owned or held by Affiliated Lenders shall be excluded in the determination of any Required Lender votes (other than any vote which would affect such Affiliated Lenders in their capacity as a lender in a disproportionately adverse manner as compared to other Lenders of the same class or deprive such Affiliated Lenders of its pro rata share of any payment to which all Lenders of the same class are entitled), (ii) commitments and loans owned or held by such Affiliated Lenders shall not, in the aggregate for all such persons, exceed 25% of the aggregate commitments and loans under the Term Facility (measured at the time of purchase or assignment and after giving effect to any simultaneous cancellations), (iii) no Affiliated Lender shall be permitted to attend any “lender-only” meetings or conference calls or receive any related “lender-only” information or receive advice of counsel to the Administrative Agent or the Lenders, (iv) Affiliated Lenders shall agree that the Administrative Agent shall vote on behalf of such Affiliated Lender in connection with a plan of reorganization under any insolvency proceeding unless the plan of reorganization affects such Affiliated Lender in its capacity as a Term Facility Lender in a disproportionately adverse manner than its effect on the other Term Facility Lenders of the same class or deprives such Affiliated Lender of its pro rata share of any payment to which all Lenders of the same class are entitled, (v) the Administrative Agent is notified of each such assignment and such Affiliated Lender shall state that it is an affiliated Lender in the assignment documentation, (vi) no Affiliated Lender shall be required to make a representation that, as of the date of any such purchase and assignment, it is not in possession of MNPI with respect to the Borrower and/or any subsidiary thereof and/or any of their respective securities and (vii) no event of default has occurred and is continuing. Notwithstanding the foregoing, the Facilities Documentation shall permit (but not require) any Affiliated Lender to contribute any Term Loans acquired by such Affiliated Lender to the Borrower or any of its subsidiaries for purposes of canceling such debt, which may include contribution to the Borrower in exchange for equity securities of the Borrower.

In addition, the Facilities Documentation shall provide that so long as no event of default is continuing, Term Loans may be purchased by and assigned to the Borrower or any of its subsidiaries on a non-pro rata basis through (a) open market purchases and/or (b) Dutch auctions open to all applicable Lenders on a pro rata basis in accordance with customary procedures; provided that (i) any such loans acquired by the Borrower or any of its subsidiaries shall be contributed to the Borrower, automatically retired and cancelled promptly upon acquisition thereof (or contribution thereto, including as contemplated by the immediately preceding paragraph), (ii) there shall be no requirement to make a representation that, as of the date of any such purchase and assignment, the Borrower or such subsidiary is not in possession of MNPI with respect to the Borrower and/or any subsidiary thereof and/or any of their respective securities and (iii) proceeds of loans borrowed under the Revolving Facility are not used to finance such purchase.

B-10

EXHIBIT B

“Approved Fund” means, with respect to any Term Facility Lender, any person (other than a natural person) that is primarily engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities and is administered, advised or managed by (i) such Lender, (ii) an affiliate of such Lender or (iii) an entity or an affiliate of an entity that administers, advises or manages such Lender.

Expenses and Indemnification:

The Borrower shall pay (a) if the Closing Date occurs, all reasonable and documented out-of-pocket expenses of the Administrative Agent, the Lead Arrangers and the Commitment Parties (within thirty (30) days following a written demand therefor, together with reasonable backup documentation supporting such reimbursement request) associated with the syndication of the Facilities and the preparation, execution, delivery and administration of the Facilities Documentation and any amendment or waiver with respect thereto (but limited, in the case of legal fees and expenses, to the reasonable and documented out-of-pocket fees, disbursements and other charges of one counsel to the Administrative Agent, the Lead Arrangers and the Commitment Parties and, if necessary, specialty counsel and one local counsel in any relevant material jurisdiction); provided, that the legal fees and expenses referred to herein shall be payable regardless of whether or not the Closing Date occurs, and (b) after the Closing Date, all reasonable and documented out-of-pocket expenses of the Administrative Agent and the Lenders (within thirty (30) days following a written demand therefor, together with reasonable backup documentation supporting such reimbursement request) (but limited, in the case of legal fees and expenses, to the reasonable and documented out of pocket fees, disbursements and other charges of one counsel to the Administrative Agent and the Lenders taken as a whole, and, if necessary, specialty counsel and one local counsel to the Administrative Agent and the Lenders taken as a whole in any relevant jurisdiction and solely in the case of an actual or perceived conflict of interest, one additional counsel in each relevant jurisdiction to each group of affected Lenders similarly situated taken as a whole) in connection with the enforcement of the Facilities Documentation or protection of rights thereunder.

B-11

EXHIBIT B

The Administrative Agent and the Lenders (and their affiliates and controlling persons and their respective officers, directors, employees, partners, trustees, advisors, shareholders, agents and other representatives and their successors and permitted assigns) (each, an “indemnified person”) will be indemnified for and held harmless by the Borrower against, any losses, claims, damages, liabilities or expenses (but limited, in the case of legal fees and expenses, to the reasonable and documented out-of-pocket fees, disbursements and other charges of one outside counsel to all indemnified persons taken as a whole and, if reasonably necessary, specialty counsel and one local counsel for all indemnified persons taken as a whole in each relevant jurisdiction, and solely in the case of an actual or perceived conflict of interest, one additional counsel in each relevant jurisdiction to each group of affected indemnified persons similarly situated taken as a whole) and other reasonable and documented out-of-pocket expenses arising out of, resulting from or in connection with the Transactions, the Facilities or the use or the proposed use of proceeds thereof or any actual or threatened claim, dispute, litigation, investigation or proceeding relating thereto (regardless of whether such indemnified person is a party thereto and whether or not such proceedings are brought by the Borrower or the Borrower’s equity holders, affiliates, creditors or any other third party), except to the extent they arise from the gross negligence, bad faith or willful misconduct of, or material breach of the Facilities Documentation by, the relevant indemnified person or any of its Related Indemnified Persons, in each case, as determined by a final, non-appealable judgment of a court of competent jurisdiction or from any dispute solely among the indemnified persons other than any claims against an indemnified person in its capacity or in fulfilling its role as an administrative agent or arranger or any similar role under the Facilities and not arising out of any act or omission of the Borrower or any affiliate of the Borrower; provided that (i) no indemnified person shall be liable for any indirect, special, punitive or consequential damages and (ii) the Borrower (or the subsidiaries or affiliates of the Borrower) shall not be liable for any indirect, special, punitive or consequential damages (other than in respect of any such damages incurred or paid by an indemnified person to a third party that is otherwise subject to indemnification under the Facilities Documentation). Each indemnified person shall promptly notify the Borrower upon receipt of written notice of any claim or threat to institute a claim; provided that any failure by any indemnified person to give such notice shall not relieve the Borrower from the obligation to indemnify such indemnified person.

Contractual Recognition of Bail-In:	The Facilities Documentation will contain customary contractual recognition of bail-in provisions.

Governing Law and Forum:	New York; notwithstanding the foregoing, it is understood and agreed that (a) the interpretation of the definition “Material Adverse Effect” (and whether or not a Material Adverse Effect has occurred) and (b) the determination of whether the Tender Offer has been consummated in accordance with the terms of the Offer Documents and, in any case, claims or disputes arising out of any such interpretation or determination or any aspect thereof, in each case, shall be governed by, and construed and interpreted in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

Counsel to the Commitment Parties and the Lead Arrangers:	Weil, Gotshal & Manges LLP.

B-12

ANNEX I to

EXHIBIT B

Interest Rates:

The interest rates under the Facilities will be as follows:

With respect to the Term Loans and the Revolving Loans, Adjusted LIBOR plus the applicable margin as set forth in the grid below or, at the option of the Borrower, ABR plus the applicable margin as set forth in the grid below:

	Adjusted LIBOR plus	ABR plus
From the Closing Date until the date that is 18 months after the Closing Date	2.75%	1.75%
From the date that is 18 months after the Closing Date until the date that is 30 months after the Closing Date	3.00%	2.00%
From and after the date that is 30 months after the Closing Date	3.25%	2.25%

The Borrower may elect interest periods of 1, 2, 3 or 6 months for Adjusted LIBOR borrowings.

Calculation of interest shall be on the basis of the actual days elapsed in a year of (i) 360 days (or 365 or 366 days, as the case may be, in the case of ABR loans based on the Prime Rate) and interest shall be payable (i) in the case of Adjusted LIBOR, at the end of each interest period and, in any event, at least every 3 months and (ii) in the case of ABR loans, quarterly in arrears.

“ABR” is the Alternate Base Rate, which is the highest of (i) the rate published by The Wall Street Journal, (ii) the Federal Funds Effective Rate plus 1/2 of 1.00% and (iii) Adjusted LIBOR for a period of one month plus 1.00%.

“Adjusted LIBOR” is, with respect to any currency available to be borrowed under the Facilities, the London interbank offered rate for the applicable currency as determined by customary reference to the ICE Benchmark Administration London Interbank Offered Rate; provided that Adjusted LIBOR shall not be less than 0.00%.

The Facilities Documentation will include customary LIBOR replacement language that is reasonably acceptable to the Administrative Agent.

I-B-1

ANNEX I to

EXHIBIT B

Unused Commitment Fee:

The Borrower agrees to pay to the Administrative Agent for the account of each Revolving Lender (other than defaulting Revolving Lenders) a commitment fee (the “Unused Commitment Fee”), which shall accrue at a rate per annum equal to 0.35% times the average daily unused portion of the commitments of non-defaulting Revolving Lenders under the Revolving Facility during the period from and including the Closing Date to but excluding the Revolving Termination Date.

Accrued Unused Commitment Fees shall be payable in arrears on the date which is three (3) business days following the last day of each fiscal quarter of each year and on the Revolving Termination Date, commencing on the first such date to occur after the Closing Date. All Unused Commitment Fees shall be computed on the basis of a year of three hundred and sixty (360) days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

I-B-2

EXHIBIT C

Funding Conditions

Subject in all respects to the Facilities Documentation Principles and the Certain Funds Provision, the initial borrowing under the Facilities shall be subject solely to the satisfaction or waiver of the following conditions precedent, as applicable:

1.	The execution and delivery by the Borrower of definitive documentation with respect to the Facilities, in each case, which shall be consistent with this Amended and Restated Commitment Letter and the Term Sheet and shall be subject to the Certain Funds Provision and the Facilities Documentation Principles.

2.	Substantially concurrently with the funding of the initial borrowings under the Facilities, the purchase of the Acquired Shares pursuant to the Tender Offer shall be consummated in all material respects in accordance with the terms of the Offer Documents, but without giving effect to any amendments, waivers or consents by the Borrower and/or its affiliates that are materially adverse to the interests of the Initial Lenders or the Lead Arrangers in their respective capacities as such without the consent of the Lead Arrangers, such consent not to be unreasonably withheld, delayed or conditioned (it being understood that (a) any decrease in the purchase price (whether on account of a decrease in the amount of Company Shares to be purchased in the Tender Offer or otherwise) shall not be materially adverse to the interests of the Initial Lenders or the Lead Arrangers so long as such decrease is allocated to reduce the Term Facility, (b) any increase in the purchase price (whether on account of an increase in the amount of Company Shares to be purchased in the Tender Offer or otherwise) shall not be materially adverse to the Initial Lenders or the Lead Arrangers so long as such increase is funded by cash equity contributions by the Investors to the Borrower in the form of common equity or other Permitted Equity, and (c) any amendments or waivers of or consents relating to any condition or requirement that the board of directors of the Company recommend the Transactions shall not be materially adverse to the Initial Lenders or the Lead Arrangers).

3.	The Administrative Agent shall have received, at least three (3) business days prior to the Closing Date, all documentation and other information with respect to the Borrower required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act, that has been requested in writing at least ten (10) business days prior to the Closing Date.

4.	The Lead Arrangers shall have received the following (the “Closing Deliverables”): (a) customary legal opinions, (b) customary evidence of authority (including a board resolution and, if applicable, a shareholder resolution and documentation or confirmations in respect of a works council), (c) customary officer’s or director’s certificates, (d) extract from the Trade Register of the Dutch Chamber of Commerce and the deed of incorporation, (e) customary borrowing requests, and (f) a certificate of the chief financial officer (or other officer with reasonably equivalent responsibilities) of the Borrower in the form attached as Annex I hereto, certifying that the Borrower, after giving effect to the Transactions, is solvent.

5.	Subject to the Certain Funds Provision, all documents and instruments required to create and perfect the Administrative Agent’s security interests in the Collateral under the Facilities (subject to liens permitted under the Facilities Documentation) shall have been executed and delivered and, if applicable, be in the proper form for filing.

C-1

EXHIBIT C

6.	You shall have paid (or caused to be paid) all fees and expenses due to the Commitment Parties in respect of the Facilities under the Amended and Restated Commitment Letter and the Fee Letter, to the extent, in the case of expenses, invoiced at least three (3) business days prior to the Closing Date (or such shorter period reasonably agreed by the Borrower) (such date, the “Invoice Date”), required to be paid on the Closing Date (which amounts may be offset against the proceeds of the Facilities).

7.	The Specified Representations shall be true and correct in all material respects (except in the case of any Specified Representation which expressly relates to a given date or period, such representation and warranty shall be true and correct in all material respects as of the respective date or for the respective period, as the case may be).

8.	Prior to or substantially concurrently with the funding of the initial borrowings under the Facilities, the Borrower shall have received the Equity Contribution.

9.	Since the date of the Offer Documents, there shall not have occurred any event described in clause (iv) or clause (viii) of Section 14 (Conditions to Offer) of the “Offer to Purchase” to be filed by the Borrower with the Securities and Exchange Commission on or about February 13, 2019 (any such event, a “Material Adverse Effect”).

For purposes of paragraphs 3 and 6 of this Exhibit C, “business day” means any day, other than a Saturday, Sunday and any day which is a legal holiday under the laws of England or the State of New York or is a day on which banking institutions located in London, England or the State of New York are authorized or required by law or other governmental action to close.

C-2

ANNEX 1 to

EXHIBIT C

FORM OF SOLVENCY CERTIFICATE

[●][●], 201[●]

This Solvency Certificate is being executed and delivered pursuant to Section [●] of that certain [●]3, (the “Credit Agreement”; the terms defined therein being used herein as therein defined).

I, [●], the [Chief Financial Officer/equivalent officer] of the Borrower, in such capacity and not in an individual capacity, hereby certify as follows:

1.	I am generally familiar with the businesses and assets of the Borrower and am duly authorized to execute this Solvency Certificate on behalf of the Borrower pursuant to the Credit Agreement; and

2.	As of the date hereof and after giving effect to the Transactions and the incurrence of the indebtedness and obligations being incurred in connection with the Credit Agreement and the Transactions, (i) the sum of the debt (including contingent liabilities) of the Borrower does not exceed the fair value of the assets (on a going concern basis) of the Borrower, (ii) the present fair saleable value of the assets (on a going concern basis) of the Borrower is not less than the amount that will be required to pay the probable liabilities of the Borrower on its debts as they become absolute and matured in the ordinary course of business; (iii) the capital of the Borrower is not unreasonably small in relation to the business of the Borrower contemplated as of the date hereof; and (iv) the Borrower does not intend to incur, or believe that it will incur, debts (including current obligations and contingent liabilities) beyond its ability to pay such debts as they mature in the ordinary course of business. For the purposes hereof, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

[Signature Page to Follow]

3 Describe Credit Agreement.

I-C-1

ANNEX 1 to

EXHIBIT C

IN WITNESS WHEREOF, I have executed this Solvency Certificate on the date first written above.

By:
Name: [●]
Title: Chief Financial Officer/equivalent officer]

I-C-2